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                                                                   Exhibit 10.33



                              CONSULTING AGREEMENT



John P. Walker
126 Isabella Avenue
Atherton, CA 94027                                               January 1, 2001

Dear John:

     Microcide Pharmaceuticals, Inc. (the "Company") wishes to obtain your services as a consultant. This letter shall constitute an agreement between you and the Company, and contains all the terms and conditions relating to the performance of such services.

     1. Term and Termination. This agreement shall become effective on January 1, 2001 and terminate on the earlier of the date on which you: (1) cease to serve on the Company's Board of Directors; or (2) cease to provide services to the Company under this agreement. This agreement may be terminated either by you or the Company at any time, subject to the provisions of Paragraph 14.

     2. Consulting. During the term of this agreement, you will provide consulting services as may be reasonably requested by the Chief Executive Officer of the Company. Nominally, you agree to provide consulting services up to a half-time basis, consistent with the direction of the Company's Board of Directors.

     3. Consideration. As consideration for your services and other obligations, the Company agrees to: (i) pay you at the rate of $15,000.00 per month, and (ii) grant an option to purchase 75,000 shares of the Common Stock of the Company under the terms as set forth in Exhibit A.

     4. Support. As additional consideration for your services hereunder, the Company will provide you with such support facilities and space as may be required in the Company's judgment to enable you to properly perform your services hereunder.

     5. Expenses. You will be reimbursed for reasonable travel and other out-of-pocket expenses incurred by you in connection with your services under this agreement, provided that you provide receipts and an invoice on a monthly basis and obtain prior approval of the Chief Executive Officer of the Company for any significant expenses. Such reimbursements will be paid within fifteen
(15) days of receipt of the invoice.

     6. Independent Contractor. Your relationship with the Company will be that of an independent contractor and not that of an employee. You will not be eligible for any employee

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benefits, nor will the Company make deductions from payments made to you for taxes, which will be your responsibility. You agree to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. You will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

     7. Reporting. All services to be performed by you will be as agreed between you and the Chief Executive Officer of the Company, with periodic reports to the Board of Directors concerning your services performed under this agreement. The nature and frequency of these reports will be left to the discretion of the Board of Directors.

     8. Confidentiality. You shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to your services under this agreement, the research and development activities, or to the products, methods of manufacture, trade secrets, processes, business or affairs or confidential or proprietary information of the Company (other than information in the public domain through no fault of your own), except with the prior written consent of the Company or to the extent necessary in performing tasks assigned to you by the Company. Within five business days of termination of this agreement, you will return to the company all documents and other materials related to the services provided hereunder or furnished to you by the Company at any time. Your obligations under this Paragraph 8 will survive termination of this agreement.

     9. Amendment. Any amendment to this agreement must be in writing signed by you and the Company.

     10. Notices. All notices, requests and other communications called for by this agreement shall be deemed to have been given if made in writing and personally delivered or mailed, postage prepaid, if to you at the address set forth above and if to the Company at 850 Maude Avenue, Mountain View, California 94043, Attention: Chief Executive Officer, or to such other addresses as either party shall specify to the other.

     11. Governing Law. The laws of the State of California shall govern the validity, performance and construction of this agreement.

     12. Arbitration. By signing this agreement, you acknowledge and understand that any disagreement regarding this agreement will be determined by submission to arbitration as provided by Section 1230 et seq. of the California code of Civil Procedure, and not by a lawsuit or resort to court process proceedings. All parties to this Agreement, by entering into it, are giving up any right to have any such dispute decided in a court before a jury, and instead are accepting the use of arbitration.

     13. Prior Agreements. This agreement supersedes all other agreements between you and the Company.

     14. Corporate Transaction. In the event of a Corporate Transaction as defined in Exhibit A that results in the loss of acceleration of vesting of options in order to permit the

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transaction to be accounted for as a "Pooling of Interests", this agreement shall be automatically extended for a period of three years, and shall not be subject to earlier termination unless by mutual consent of the parties hereto.

     If this agreement is satisfactory, you should execute and return the original and one copy to us, retaining the third copy for your file.

                                       Very truly yours,

                                       By: /s/ James E. Rurka
                                          -----------------------------
                                       Title:  Chief Executive Officer


AGREED AND ACCEPTED:

/s/  John P. Walker
----------------------
Signature

2/13/2001



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                                                                       Exhibit A



                               STOCK OPTION GRANT



1. Consultant will be granted a non-qualified option to purchase 75,000 shares of the Company's Common Stock, at an exercise price of $7.625 per share, the closing price for the Company's Common Stock reported by the Nasdaq National Stock Market on the day of approval of the grant by the Compensation Committee of the Board of Directors.

2. The option shall have a term of ten (10) years and vest monthly over 4 years.

3. Accelerated Vesting: If a Corporate Transaction (as defined below) occurs prior to the complete vesting, but in no case after 3 months from the date of termination of the Consultant, the option shall immediately vest with respect to any remaining unvested shares and be fully exercisable for the entire number of shares of the Company's Common Stock underlying the option. The term "Corporate Transaction" shall mean (i) a merger, reorganization or other transaction (other than a financing) following which the shareholders of the Company do not own a majority of the capital stock of the surviving corporation; or (ii) the sale of all or substantially all of the assets of the Company.

4. Potential Pooling Transactions: In the event the Company's Board of Directors determines that acceleration of vesting of options would preclude accounting for a proposed Corporate Transaction involving a Change in Control as a "Pooling of Interests," but the Board of Directors otherwise desires to approve and account for such transaction as a "Pooling of Interests," the acceleration of vesting of options shall be null and void.


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